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                                                                    EXHIBIT 99.1

                    RPM INTERNATIONAL INC. ANNOUNCES PROPOSED
                      PRIVATE OFFERING OF CONVERTIBLE NOTES


MEDINA, Ohio-May 7, 2003-RPM International Inc. (NYSE: RPM) announced today that it is seeking to raise, subject to market and other conditions, approximately $125 million through a private offering of senior convertible notes. RPM may raise up to an additional $25 million if the initial purchasers exercise their right to acquire additional notes in connection with the offering. The notes are convertible into shares of the Company's common stock and mature in 2033.

The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The Company intends to use the net proceeds of the offering to repay existing indebtedness under its revolving credit facility. The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings serving both industrial and consumer markets. Industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Consumer products are used by professionals and do-it-yourselfers for home, automotive and boat maintenance and by hobbyists. Industrial brands include Stonhard, Tremco, Carboline, Day-Glo, Euco and Dryvit. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane, Bondo and Testors.

For more information, contact: Glenn R. Hasman, vice president finance and communications for RPM at (330) 273-8820.

This press release contains "forward-looking statements" relating to the business of the Company. These forward-looking statements, or other statements made by the Company, are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. As a result, actual results of the Company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions; (b) the price and supply of raw materials, particularly titanium dioxide, certain resins, aerosols and solvents;
(c) continued growth in demand for the Company's products; (d) legal, environmental and litigation risks inherent in the Company's construction and chemicals businesses and risks related to insurance coverage inherent in the Company's disclosed litigation; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon the Company's foreign operations; (g) the potential impact of the euro currency conversion; (h) the effect of non- currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (i) risks and uncertainties associated with the Company's ongoing acquisition and divestiture activities;




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and other risks detailed in the Company's other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the Company's prospectus and prospectus supplement included as part of the Company's Registration Statement on Form S-3 (File No. 333-77028), as the same may be amended from time to time.









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